EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTINGFIRM

We have issued our report dated April 2, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of Carrington Laboratories, Inc. on Form 10-K as of and for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Prospectus constituting a part of this Registration Statement of Carrington Laboratories, Inc. on Form S-1. We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

September 6, 2007